EXHIBIT 2

                              WEALTH MINERALS LTD.
                        FORMERLY TRIBAND ENTERPRISE CORP.
                                    Suite 903
                              1485 West 6th Avenue
                                 Vancouver, B.C.
                                     V6G 4H1
                            Telephone: (604)331-0096
                            Facsimile: (604)714-0879


                               TRADING SYMBOL: WML

                               January 29th, 2004


                              N E W S R E L E A S E
                              ---------------------


Wealth Minerals Ltd. (the "Company") announces it has re-set the exercise price of all existing incentive stock options to $0.25 per share. This price represents the closing price of the securities as traded on the TSX Venture Exchange as of January 28th, 2004, less the applicable market discount. There are currently 81,250 stock options outstanding.

In addition, the Company announces that it will issue a further 120,000 incentive stock options at $0.25 per share to certain directors and consultants of the Company.

The shareholders of Wealth Minerals have approved the re-pricing of the incentive stock options and the granting of additional stock options at the Annual General Meeting held in August, 2003.

The new exercise price and the issuance of new stock options is subject to the necessary approvals of the TSX Venture Exchange.

For further information concerning the Company, please contact Mr. Gary Freeman, President and Director at (604)331-0096.


                                               TRIBAND ENTERPRISE CORP.


                                               Per: /s/ Gary R. Freeman
                                                  ------------------------------
                                                  Gary R. Freeman
                                                  President and Director


The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.